Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 dated December 6, 2011 pertaining to the Royal Bank of Canada US Wealth Accumulation Plan, Royal Bank of Canada Employee Deferred Advantage Plan and Royal Bank of Canada Bonus Deferred Advantage Plan, of our reports dated December 1, 2011 relating to the consolidated financial statements of Royal Bank of Canada and the effectiveness of Royal Bank of Canada’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

December 6, 2011